EXHIBIT 99.1

NEWS RELEASE for May 1, 2003

Contact:	Allen & Caron Inc	Catalina Lighting Inc
	Jay McKeage (investors)	Stephen Marble
	jay@allencaron.com	Chief Financial Officer
	(212) 691-8087	(305) 558-4777
or
Kari Paskewicz (media)
kari@allencaron.com
(630) 759-9640

CATALINA LIGHTING INC REPORTS SECOND QUARTER FISCAL 2003 RESULTS

Continuing Focus on Product Mix and Cost Containment

Helps Catalina Maintain Positive Margin Trends

MIAMI (May 1, 2003) … Catalina Lighting Inc (Nasdaq:CALA), a leading international designer, manufacturer, and distributor of lighting products for residential and office environments, today announced results for its second fiscal quarter ended March 31, 2003. Catalina reported $1.3 million of net income, or $0.23 per diluted share for the quarter, compared to $336,000 or $0.07 per diluted share in the prior-year period. For the six months ended March 31, 2003, the Company recorded $3.5 million of net income, or $0.60 per diluted share, versus $140,000 or $0.03 per diluted share in the prior-year period. The inclusion of a one-time $963,000 loss on disposal of property in the second quarter of fiscal 2002 contributed to the sharp improvement indicated by the year-to-year comparisons.

Second-quarter fiscal 2003 sales were $49.9 million, down from $54.0 million in the second quarter of fiscal 2002. For the six-month period, sales were $106.1 million, versus $110.1 million in the prior-year period. Continuing the trend of recent quarters, the Company’s gross profit margin for the quarter increased from 21.8 percent to 22.2 percent over the prior year period. For the first six months of fiscal 2003, gross margins increased from 19.7 percent to 21.3 percent.

Catalina Chief Executive Officer Bob Varakian commented, “In the current challenging retail environment, our continued margin improvement, particularly at our United Kingdom subsidiary, is a testimony to the success of our focus on product mix and our cost-cutting programs.”

As in the first quarter of 2003, the Company’s focus on cost containment resulted in further operating margin improvement in the second quarter. Second quarter 2003 operating margin rose from 6.1 percent in the prior period to 6.3 percent. The operating margin for the first six months of fiscal 2003 was 7.0 percent, up sharply from 4.5 percent in the prior year period.

CEO Varakian continued, “We at Catalina have always emphasized new product development, in order to bring value to the consumer and high quality products to our retail partners. Going forward, we believe that this emphasis, in conjunction with our lean cost structure, will permit us not only to perform well during these difficult times but also to take the best advantage of any upturn in the retail climate.”

About Catalina Lighting Inc

Catalina Lighting Inc is a leading international designer, manufacturer, and distributor of residential and office lighting products. The Company’s broad product line includes functional and decorative table lamps; ceiling, wall, recessed, vanity and track lighting fixtures; emergency and outdoor lighting; and chandeliers. Its line is distributed under several brand names, including Catalina, Dana, Ring, Illuminada and Pro Office. The Company also functions as an OEM, selling goods under its customers’ private labels.

This press release includes statements that constitute “forward-looking” statements, including, without limitation, that the Company’s focus on product mix and its cost-cutting programs has been successful; and that the Company’s emphasis on new product development and lean cost structure will permit the Company to perform well and to take advantage of any retail climate upturn. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, general domestic and international economic conditions which may affect consumer spending; reliance on key customers who may delay, cancel or fail to place orders; continued acceptance of the Company’s products in the marketplace; continued strength in sales by the Company’s U.K. business segment; new products and technological changes; pressures on product prices and pricing inventories; increases in the costs of labor and raw materials; dependence upon third-party vendors and imports from China, which may limit the Company’s margins or affect the timing of revenue and sales recognition; competitive developments, changes in manufacturing and transportation costs, the availability of capital, the ability to satisfy the terms and covenants of credit and loan agreements, and the impact of increases in borrowing costs, each of which affect the Company’s short-term and long-term liquidity; foreign currency exchange rates; changes in the Company’s effective tax rate; the Company’s ability to improve its operating efficiencies or customer service capabilities; the continued success of the Company’s expense control program and improvements in gross profits; unanticipated or unusual costs or expenses; and other risks detailed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

CATALINA LIGHTING, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
Net sales	$49,942	$53,958	$106,112	$110,112
Cost of sales	38,872	42,183	83,463	88,419

Gross profit	11,070	11,775	22,649	21,693
Selling, general and administrative expenses	7,941	8,508	15,208	16,732

Operating income	3,129	3,267	7,441	4,961

Other expenses:
Interest expense	(1,039)	(1,969)	(2,072)	(3,962)
Gain (loss) on disposal of property and equipment, net	19	(963)	19	(963)
Other income (expenses)	(48)	162	(23)	173

Total other income (expenses)	(1,068)	(2,770)	(2,076)	(4,752)

Income before income taxes	2,061	497	5,365	209
Income tax expense	721	161	1,878	69

Net income	$1,340	$336	$3,487	$140

Weighted average number of shares outstanding
Basic	5,555	3,176	5,555	3,176
Diluted	5,787	4,496	5,799	4,418
Earnings (loss) per share
Basic	$0.24	$0.11	$0.63	$0.04
Diluted	$0.23	$0.07	$0.60	$0.03

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